Exhibit 10.1.2
POLYMEDICA CORPORATION
EXECUTIVE SAVINGS PLAN

     THE POLYMEDICA CORPORATION EXECUTIVE SAVINGS PLAN, originally effective as of January 1, 2005, is hereby amended and restated effective as of August 1, 2007.
RECITALS:
     WHEREAS, the Company desires to permit executives of the Company to defer a portion of their compensation;
     WHEREAS, the Company desires to make certain matching contributions under the Plan based on amounts executives elect to defer, and to make additional contributions based upon compensation that is in excess of the compensation with respect to which Social Security contributions are made; and
     WHEREAS, the Company desires to permit its non-employee directors to defer a portion of their annual retainer fee.
     NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the Company hereby adopts this Plan pursuant to the following terms and provisions.
ARTICLE I
DEFINITIONS
          1.1       “Accounting Date” means the last day of the Plan Year, each day that the New York Stock Exchange is open for business, and such other date or dates as the Committee may designate from time to time as an Accounting Date.
          1.2       “Affiliate” means any majority owned subsidiary of the Company.
          1.3       “Annual Retainer” means, with respect to any Fiscal Year, the cash portion of the retainer fee which, absent an election to defer hereunder, would be payable to a Director for services rendered to the Board or its committees during the given Fiscal Year.
          1.4       “Base Salary” means the regular or base salary or wages received in respect of services rendered during the applicable period by a Participant from the Employer.
          1.5       “Beneficiary” means the person or persons designated by a Participant, upon such forms as shall be provided by the Committee, to receive payment of the Participant’s Account after the Participant’s death. If the Participant shall fail to designate a Beneficiary, or if for any reason such designation shall be ineffective, or if such Beneficiary shall predecease the

Participant or die simultaneously with the Participant, then the Beneficiary shall be, in the following order of preference:
          (a)       the Participant’s surviving spouse, or
          (b)       the Participant’s estate.
          1.6       “Board” means the Board of Directors of the Company.
          1.7       “Bonus” means a cash bonus paid to a Participant by the Employer for personal services.
          1.8       “Change in Control” “Change of Control” shall mean, either a “change in the ownership or effective control” of the Company, or a “change in the ownership of a substantial portion of the assets” of the Company, as described in Treas. Reg. § 1.409A-3(i)(5), as it may be amended from time to time.
          1.9       “Code” means the Internal Revenue Code of 1986, as amended, and successor tax laws.
          1.10       “Committee” means the committee appointed to administer the PolyMedica Corporation 401(k) Plan, as it may be comprised from time to time, consisting of one or more persons. In the absence of a committee appointed to administer the PolyMedica Corporation 401(k) Plan, the Committee shall be comprised of one or more persons appointed by the Compensation Committee of the Board, who shall serve at the pleasure of the Compensation Committee or as otherwise set forth in the resolution appointing such person(s), and in the absence of a committee appointed to administer the PolyMedica Corporation 401(k) Plan and such appointment(s), the Compensation Committee of the Board shall constitute the Committee.
          1.11       “Company” means PolyMedica Corporation, a Massachusetts corporation, its successors and assigns.
          1.12       “Compensation” means the total of all amounts paid to a Participant by the Employer as Base Salary and Bonuses for personal services for the Plan Year, before any reductions for elective contributions under Sections 401(k) or 125 of the Code, or any Tax-Deferred Contributions under this Plan, for the period during the Plan Year in which an Eligible Person is a Participant.
          1.13       “Deferral Account” means an account established by a Director who becomes a Participant pursuant to one or more Deferral Agreements.
          1.14       “Deferral Contributions” means that portion of the Annual Retainer credited to a Participant’s Deferral Account under Section 3.5(a) hereof.
          1.15       “Deferral Agreement” means the agreement in the form or forms prescribed by the Committee, which may be electronic, entered into by (i) the Eligible Person in accordance with Section 3.2 hereof pursuant to which the Eligible Person shall elect (A) the amount of his or her Tax-Deferred Contributions for the Plan Year, (B) the allocation of his or her Tax-Deferred Contributions among his or her Retirement Account and In-Service Accounts, if any have been established pursuant to a Deferral Agreement, and (C) the manner in which distribution of the Participant’s Account is to be paid in accordance with Article 6 hereof or (ii) the Director in accordance with Section 3.5(b) hereof pursuant to which the Director shall elect (A) the amount of his or her Deferral Contributions for the Fiscal Year and (B) the manner in which distribution of the Director’s Deferral Contributions Account is to be paid in accordance Article 6 hereof.
          1.16       “Director” means a non-employee director of the Company who becomes a Participant pursuant to Section 2.1 of the Plan.
          1.17       “Disabled” or “Disability” means the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
          1.18       “Eligible Persons” means each full-time, common law employee of the Employer (not including persons engaged as independent contractors by the Employer), designated by the Compensation Committee of the Board to be eligible to participate in the Plan. The Compensation Committee of the Board shall not designate an employee as an Eligible Person unless he or she is deemed to be among a select group of management or highly compensated employees of the Employer within the meaning of Section 201(2) of ERISA.
          1.19       “Employer” means the Company and any Affiliate that adopts the Plan with the consent of the Company.
          1.20       “Employer Contributions” means the contributions made by the Employer that are credited to the Participant’s Account in accordance with Section 3.3 hereof.
          1.21       “Employer Contributions Subaccount” means the account maintained under the Plan for a Participant that is credited with the Participant’s Employer Contributions.
          1.22       “Entry Date” means (i) for Eligible Persons who become Participants, January 1, 2005, (ii) for Directors who become Participants, August 1, 2007 and (iii) the first day of each calendar month after (A) January 1, 2005 for Eligible Persons who become Participants and (B) August 1, 2007 for Directors who become Participants.
          1.23       “Fiscal Year” means each twelve (12) month period that begins an April 1 and ends on a March 31.
          1.24       “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor laws.
          1.25       “In-Service Account” means an account established by a Participant pursuant to one or more Deferral Agreements which shall have a distribution date selected by the Participant in accordance with Section 6.1(a) hereof, and to which a Participant may allocate a portion of his current Tax-Deferred Contributions.”

          1.26       “Investment Funds” means those investment options that shall from time to time be made available as investment options under the Trust.
          1.27       “Leave of Absence” means any absence authorized by the Employer that employs the Participant under its standard personnel practices.
          1.28       “Matching Contributions” means the matching contributions made by the Employer that are credited to the Participant’s Account in accordance with Section 3.2 hereof.
          1.29       “Matching Contributions Subaccount” means the account maintained under the Plan for a Participant that is credited with the Participant’s Matching Contributions.
          1.30       “Participant” means any Eligible Person or any Director who becomes a Participant as set forth in Section 2.1 of this Plan.
          1.31       “Participant’s Account” means, (i) with respect to Eligible Persons who become Participants, collectively, a Participant’s Retirement Account and In-Service Accounts (if any) and (ii) with respect to Directors who becomes Participants, a Participant’s Deferral Account, each as maintained under the Plan in accordance with the provisions of the Plan for each Participant.
          1.32       “Performance Based Compensation Bonus” means compensation based on services over a period of at least 12 months and that satisfies the requirements for performance based compensation as that term is used in Section 409A(a)(4) of the Code.
          1.33       “Plan” means the PolyMedica Corporation Executive Savings Plan as herein set forth and as it may be amended from time to time.
          1.34       “Plan Year” means each twelve (12) month period beginning on or after January 1, 2005, that begins a January 1 and ends on a December 31.
          1.35       “Retirement Account” means the account maintained under the Plan in accordance with the provisions of the Plan for each Participant, that includes the Participant’s Matching Contributions Subaccount and Employer Contributions Subaccount, and the portion of the Participant’s Tax-Deferred Contributions Subaccount that has not been credited to an In-Service Account.
          1.36       “Separation from Service” means (i) with respect to Eligible Persons who become Participants, the earliest date on which a Participant has incurred a separation from service, within the meaning of Section 409A(a)(2) of the Code, with the Employer, or if later, and elected by the Participant when the Participant executes his or her initial Deferral Agreement, the date on which the Participant ceases to provide consulting services to the Employer that begin immediately following termination of the Participant’s employment with the Employer and (ii) with respect to Directors who become Participants, the date the participant ceases providing services as a director of the Company.
          1.37       “Specified Employees” means “specified employees” as defined in, and pursuant to Treas. Reg. § 1.409A-1(i). The determination of whether a Participant is a Specified

Employee shall be made by the Committee in accordance with the methodology adopted by the Committee in accordance with Section 409A of the Code, which methodology may be amended or replaced from time to time to the extent permitted by Section 409A of the Code.
          1.38       “Social Security Wage Base” means the maximum amount of wages that are considered for Social Security purposes for the Plan Year in question.
          1.39       “Tax-Deferred Contributions” means the Compensation reduction contributions credited to the Participant’s Account under Section 3.2 of the Plan.
          1.40       “Tax-Deferred Contributions Subaccount” means the account maintained under the Plan for a Participant that is credited with the Participant’s Tax-Deferred Contributions.
          1.41       “Trust” means the PolyMedica Corporation Executive Savings Plan Trust created pursuant to the Trust Agreement dated as of January 1, 2000 between the Company and Reliance Trust Company, as trustee, as amended from time to time.
          1.42       “Trustee” means the person or entity that shall from time to time be serving as the Trustee of the Trust.
ARTICLE II
ELIGIBILITY
          2.1       Determining Eligibility.
          (a)       Only Eligible Persons and Directors may become Participants in the Plan.
          (b)       An Eligible Person shall become a Participant on the Entry Date coincident with or immediately following the date on which he or she becomes an Eligible Person or such later Entry Date as the Committee may determine.
          (c)       Eligible Persons who become Participants in the Plan shall be classified into the following two groups:
             (i)       Group 1 shall be comprised of all Participants who were, on or prior to March 31, 2007, required to file reports with respect to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and all other Participants designated by the Compensation Committee of the Board as being members of Group 1 for all or a portion of the Plan Year.
             (ii)       Group 2 shall be comprised of all Participants who are not in Group 1 for the Plan Year.
          (d)       A Director shall become a Participant on August 1, 2007 or, if later, the Entry Date coincident with or immediately following the date on which he or she is elected to the Board or such later Entry Date as the Committee may determine.

ARTICLE III
CONTRIBUTIONS
          3.1       General. Sections 3.1, 3.2, 3.3 and 3.4 of this Article III apply to Eligible Persons who become Participants (pursuant to Section 2.1 above) and Section 3.5 of this Article III applies to Directors who become Participants (pursuant to Section 2.1 above).
          3.2       Tax-Deferred Contributions.
          (a)       Tax-Deferred Contribution Elections. Each Participant, so long as he or she remains a Participant, may elect, pursuant to a Deferral Agreement and in accordance with Committee rules, to defer receipt of a portion of his or her Compensation pursuant to this Plan, consisting of (i) a minimum of 0% and a maximum of 25% (in whole percentages) of his Base Salary earned during the Plan Year, and (ii) a minimum of 0% and a maximum of 100% (in whole percentages) of any Bonuses earned during the Plan Year.
          (b)       Timing of Tax-Deferred Contribution Elections. A Participant’s Deferral Agreement containing any election to defer Base Salary is effective on a Plan Year basis, must be filed before the beginning of the Plan Year to which it relates, and may not be amended or revoked after the beginning of the Plan Year with respect to that Plan Year. A Participant’s Deferral Agreement containing an election to defer any Bonus that does not constitute Performance Based Compensation must be filed prior to the beginning of the Plan Year in which the Company’s fiscal year with respect to which the Bonus will be paid begins. Such election shall apply to the Bonus payable for such fiscal year of the Company, and may not be amended or revoked with respect to that Bonus after the beginning of the Plan Year in which such fiscal year begins. A Participant’s election to defer any Performance Based Compensation for a Plan Year must be filed on or before September 30 of the Plan Year preceding the Plan Year in which the Performance Based Compensation is payable, and may not be amended or revoked with respect to such Plan Year after that September 30. A Participant may change his or her election with respect to any subsequent deferrals of Base Salary or Bonuses by timely submitting a new Deferral Agreement. Notwithstanding any of the foregoing, the Committee may from time to time set such other deadlines for the filing of Participant elections as it may determine in its discretion, provided that such other deadlines would not result in a violation of any of the requirements of Section 409A of the Code.
          (c)       Special Rule for First Year of Participation. An Eligible Person who becomes a Participant during a Plan Year may file a Participant Deferral Agreement within 30 days after becoming a Participant. The Participant election form shall apply to Compensation with respect to services to be performed subsequent to the election, beginning with the first administratively practicable payroll period after it is filed, and may not be amended or revoked during the Plan Year for which it is made.
          (d)       Allocation to Retirement or In-Service Accounts. Each Participant, so long as he or she remains a Participant, may elect on his or her Deferral Agreement to allocate his or her Tax-Deferred Contributions for the Plan Year among his Retirement Account and one or more In-Service Accounts. The Employer shall withhold, by payroll deduction, the amounts deferred pursuant to this Section 3.2 from the current Compensation of a Participant and credit such withheld amount to the Participant’s Retirement Account or to an In-Service Account, as elected by the Participant.
          (e)       Timing of Tax Deferred Contributions. Tax-Deferred Contributions made under this Section 3.2 shall be credited to a Participant’s Tax-Deferred Contributions Account as and when such amounts are withheld from each Participant’s Compensation, or as soon as practicable thereafter.
          3.3       Matching Contributions.
          (a)       Amount of Matching Contributions. For each Plan Year, the Committee shall credit to the Matching Contributions Subaccount of each eligible Participant an amount equal to the lesser of (i) 50% of the Participant’s Tax-Deferred Contributions for the Plan Year, and (ii) 3% of the amount by which the Participant’s Compensation for the Plan Year exceeds the compensation limit under Section 401(a)(17) of the Code for the Plan Year. A Participant shall not be eligible for a Matching Contribution for any Plan Year unless the Participant is a member of Group 1 or Group 2, as defined in Section 2.1(c) hereof, for that Plan Year.
          (b)       Timing of Matching Contributions. Any Matching Contributions made under this Section 3.3 shall be credited to a Participant’s Matching Contributions Subaccount no later than the January 31 that immediately follows the last day of the Plan Year for which the contribution is made.
          3.4       Employer Contributions.
          (a)       Amount of Employer Contributions. For each Plan Year, the Committee shall credit an Employer Contribution to the Employer Contribution Subaccount of each eligible Participant equal to 6.2% of the excess, if any, of such Participant’s Compensation for the Plan Year over the Social Security Wage Base for that year. A Participant shall not be eligible for an Employer Contribution for any Plan Year unless the Participant is a member of Group 1 for that Plan Year.
          (b)       Timing of Discretionary Employer Contributions. Any Discretionary Employer Contributions made under this Section 3.4 shall be credited to a Participant’s Employer Contributions Subaccount by no later than the January 31 that immediately follows the last day of the Plan Year for which the contribution is made.
          3.5       Deferral Contributions.
          (a)       Deferral Contribution Elections. Each Director who becomes a Participant, so long as he or she remains a Participant, may elect, pursuant to a Deferral Agreement and in accordance with Committee rules, to defer receipt of a portion of his or her Annual Retainer pursuant to this Plan, consisting of (i) a minimum of 0% and a maximum of 100% (in whole percentages) of his Annual Retainer paid during the Fiscal Year.
          (b)       Deferral Contribution Agreement. A Participant’s Deferral Agreement must be filed before the beginning of the Fiscal Year to which it relates, and may not be amended or revoked after the beginning of the Fiscal Year with respect to that Fiscal Year.

Notwithstanding any of the foregoing, the Committee may from time to time set such other deadlines for the filing of Participant elections as it may determine in its discretion, provided that such other deadlines would not result in a violation of any of the requirements of Section 409A of the Code.
          (c)       Special Rule for Director’s First Year of Participation. Any individual who is a Director on August 1, 2007 and any individual who becomes a Director during a Fiscal Year thereafter (in each case, who becomes a Participant pursuant to Section 2.1 above), may file a Deferral Agreement within 30 days after August 1, 2007 or becoming a Director, if later. The Director’s election form shall apply to the portion of the Annual Retainer with respect to services to be performed subsequent to the election and may not be amended or revoked during the Fiscal Year for which it is made.
          (d)       Timing of Deferral Contributions. Deferral Contributions made under this Section 3.5 shall be credited to the Participant’s Deferral Contribution Account as and when such amounts are withheld from each Director’s Annual Retainer, or as soon as practicable thereafter.
ARTICLE IV
VESTING
          4.1       All Accounts. A Participant’s interest in all of his or her Accounts shall be fully vested and nonforfeitable at all times.
ARTICLE V
VALUATION OF PARTICIPANT’S ACCOUNTS
          5.1       Account Value. Each Participant’s Account shall be treated as if it were actually invested by the Participant in the Investment Funds selected by the Participant in such manner and at such times as shall be determined by the Committee and in accordance with the Plan, and shall be credited with gains and losses allocable thereto at such times and in such manner as shall be determined by the Committee. Participants may change their Investment Fund selections at such times and in such manner as shall be prescribed by the Committee.
          5.2       Contribution to Trust. Amounts credited to a Participant’s Account shall be contributed by the Employer to the Trust at such time or times as the Employer shall determine.
ARTICLE VI
DISTRIBUTIONS
          6.1       Timing of Distributions.
          (a)       Timing of In-Service Account Distributions.

            (i)       A Participant shall specify, in the manner prescribed by the Committee, a date on which distributions from each In-Service Account of the Participants are to commence (the “In-Service Distribution Date”), which date must be at least 2 years from the end of a Plan Year in which contributions are made to the In-Service Account. A Participant may not have more than 3 In-Service Accounts in existence at any one time.
              (ii)       A Participant may change the In-Service Distribution Date with respect to an In-Service Account up to 3 times per In-Service Account; provided, however, that (1) each change must extend the In-Service Distribution Date by at least 5 years, (2) each change must be made at least 12 months prior to the In-Service Distribution Date being changed, and (3) and no change may accelerate an In-Service Distribution Date.
          (iii)       Distributions shall commence from an In-Service Account as soon as administratively practicable following the earlier of (1) the In-Service Distribution Date for that In-Service Account, or (2) the first day of the month immediately following the date of the Participant’s Separation from Service or termination of employment with the Employer by reason of the Participant’s death or Disability.
          (b)       Timing of Retirement Account Distribution. A Participant’s Retirement Account shall be distributed commencing on or as soon as administratively practicable after the first day of the month immediately following the date of the Participant’s Separation from Service or termination of employment with the Employer by reason of the Participant’s death or Disability.
          (c)       Distributions to Specified Employees. Notwithstanding the foregoing, in no event shall any distributions be made under the Plan on account of the Separation from Service of any Participant that is a Specified Employee, before the date that is 6 months after the date of the Participant’s Separation from Service or, if earlier, the date of the Participant’s death or Disability, or as otherwise permitted without violating the requirements of 409(A)(a)(2) of the Code. Any distribution delayed as a result of the preceding sentence shall be payable in a lump sum as soon as practicable following the expiration of the 6 month period (or such earlier date as permitted under Section 409A of the Code).
          (d)       Timing of Deferral Accounts Distribution. A Participant’s Deferral Account shall be distributed commencing on or as soon as administratively practicable after the first day of the month immediately following the date of the Participant’s Separation from Service or termination of employment with the Employer by reason of the Participant’s death or Disability.
          6.2       Form of Distributions.
          (a)       Form of In-Service Account Distributions. Distribution of each of a Participant’s In-Service Accounts shall be made in one of the following forms specified by the Participant in the manner prescribed by the Committee: (x) a lump sum distribution, or (y) in at least 4 but not more than 60 quarterly installments. Each installment shall be equal to the value of the In-Service Account multiplied by a fraction, the numerator of which is 1 and the denominator of which is the number of installments remaining to be paid.
          (b)       Form of Retirement Account Distributions. Distribution of the Participant’s Retirement Account shall be made in one of the following forms specified by the Participant in the manner prescribed by the Committee: (x) a lump sum distribution, or (y) in at least 4 but not more than 60 quarterly installments. Each installment shall be equal to the value of the Participant’s Retirement Account multiplied by a fraction, the numerator of which is 1 and the denominator of which is the number of installments remaining to be paid.
          (c)       Form of Deferral Account Distributions. Distribution of a Participant’s Deferral Account shall be made in one of the following forms specified by the Participant in the manner prescribed by the Committee: (x) a lump sum distribution or (y) in at least 4 but not more than 60 quarterly installments. Each installment shall be equal to the value of the Deferral Account multiplied by a fraction, the numerator of which is 1 and the denominator of which is the number of installments remaining to be paid.
          (d)       Changes to Forms of Distributions; Failure to Elect Form. A Participant may elect on a form provided by the Committee to change the form in which his In Service, Retirement Account or Deferral Account is to be distributed under Section 6.2(a), (b) or (c) provided that (A) any change in the Participant’s election may not take effect until at least 12 months after the date on which the election is made, (B) any election related to an In-Service Account must be made no less than 12 months prior to the date of the first scheduled payment with respect to that In-Service Account and (C) any distribution for which the election is made must be deferred for a period of no less than 5 years from the date such distributions would otherwise have taken place (or in the case of installment payments, 5 years from the date the first amount was scheduled to be distributed). The most recent election made by the Participant with respect to each such Account shall apply with respect to each such Account. If a Participant fails to elect a form of distribution, the distribution shall be made in the form of a lump sum.
          6.3       Payments to Beneficiaries. If a Participant dies before distribution of the all of the Participant’s Accounts has been made to him or her, any remaining amounts (including any remaining installments that otherwise would have been payable to the Participant under Section 6.2), shall be distributed to the Participant’s Beneficiary or Beneficiaries in a lump sum payment as soon as practicable after the Participant’s death.
          6.4       Change in Control. If and to the extent that it would not violate the requirements of Section 409A of the Code, in the event of a Change in Control, the full value of the Participant’s Account (including any remaining installments that otherwise would have been payable to the Participant under Section 6.2), shall be distributed as a lump sum to the Participant or to the Beneficiary or Beneficiaries of a deceased Participant, as soon as practicable following the Change in Control.
          6.5       Method of Distribution. Distribution of the Participant’s Account shall be made in cash, based upon the valuation of such Account on the Accounting Date coincident with or immediately preceding the date of the distribution.

          6.6       Hardship Distributions. Upon the written request of a Participant and in the event the Committee determines that an “unforeseeable emergency” has occurred with respect to a Participant, the Participant may withdraw, in each case, the lesser of (i) the amount necessary to meet the emergency or (ii) the value of the Participant’s Account, reduced by applicable withholding taxes. For this purpose, an “unforeseeable emergency” shall mean an unanticipated emergency, such as a sudden and unexpected illness or accident of the Participant or a dependent of the Participant or loss of the Participant’s property due to casualty, that is caused by an event beyond the control of the Participant and that would result in a severe financial hardship if the withdrawal were not permitted. The need to pay a Participant’s child’s tuition to college and the desire to purchase a home shall not be considered unforeseeable emergencies. Hardship distributions shall first be made from the Participant’s Retirement Account, until depleted, and then from the Participant’s In-Service Accounts, if any, beginning with the In-Service Account with the most distant distribution date.
          6.7       No Acceleration of Benefits. In no event shall the acceleration of the time or schedule of any payment under the Plan be permitted, except to the extent permitted under Section 409A of the Code and the Treasury Regulations thereunder.
ARTICLE VII
ADMINISTRATION
          7.1       Powers and Duties. The Committee generally shall be responsible for the management, operation, interpretation and administration of the Plan. The Committee shall:
          (a)       Establish procedures for allocation of responsibilities of the Plan which are not allocated herein;
          (b)       Subject to Section 1.15, determine the names of those employees who are eligible to participate, and such other matters as may be necessary to enable payment under the Plan;
          (c)       Construe all terms, provisions, conditions and limitations of the Plan;
          (d)       Correct any defect, supply any omission or reconcile any inconsistency that may appear in the Plan;
          (e)       Determine the amount, manner and time of payment of any benefits hereunder and prescribe procedures to be followed by Participants to obtain benefits; and
          (f)       Perform such other functions and take such other actions as may be required by the Plan or as may be necessary or advisable to accomplish the purposes of the Plan.
The Company shall furnish the Committee with all data and information available which the Committee may reasonably require in order to perform its functions hereunder. The Committee may rely without question upon any such data or information furnished by the Company. Any interpretation or other decision made by the Committee shall be final, binding and conclusive upon all persons in the absence of clear and convincing evidence that the Committee acted arbitrarily and capriciously.
          7.2       Agents. The Committee may appoint a Secretary who may, but need not, be a member of the Committee, and may employ such agents for clerical and other services, and such counsel, accountants and other professional advisors as may be required for the purpose of administering the Plan. The Committee may rely on all tables, valuations, reports, certificates and opinions furnished by its agents.
          7.3       Procedures. A majority of the Committee members shall constitute a quorum for the transaction of business. No action shall be taken except upon a majority vote of the Committee. An individual shall not vote or decide upon any matter relating solely to himself or vote in any case in which his individual right or claim to any benefit under the Plan is particularly involved. In any case in which a Committee member is so disqualified to act, and the remaining members cannot agree on an issue, the Company shall appoint a temporary substitute member to exercise all of the powers of the disqualified member concerning the matter in which he is disqualified.
          7.4       Claims Procedure. In the event that any Participant or Beneficiary claims to be entitled to benefits under the Plan or believes his or her benefits are incorrect, that Participant or Beneficiary (hereafter, a “Claimant”) may file a claim for benefits by submitting a written statement describing the basis of the claim for benefits under the Plan. The Committee shall review the claim and respond within a reasonable period of time (generally 90 days). However, if special circumstances require an extension of time to consider the claim, the Committee may extend the 90 day period up to a total of 180 days. If the Committee extends the 90 day period, the Claimant will be notified in writing as to the length of the extension and the special circumstances which necessitate the extension, including the date on which the Committee expects to render the determination. If the Committee makes an adverse determination as to the Claimant’s claim, the Committee shall, within the time period described above, notify the Claimant in a writing setting forth, in a manner calculated to be understood by the Claimant:
          (a)       the specific reasons for the adverse determination,
          (b)       the provisions of the Plan on which the determination is based,
          (c)       a description of additional information or material necessary for the Claimant to perfect the claim and an explanation of why such additional information or material is necessary, and
          (d)       a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring suit under Section 502(a) of ERISA following an adverse benefit determination on review.
     Within 60 days of receipt by a Claimant of a notice denying a claim, the Claimant, or his or her duly authorized representative, may request in writing a full and fair review of the claim by filing an appeal with the Committee. In connection with such appeal, the Claimant or his or her duly authorized representative may review pertinent documents and may submit issues and comments in writing. The Committee shall consider the Claimant’s written presentation, as well as any evidence, facts or circumstances the Committee deems relevant. The Committee shall make a decision not later than 60 days after the Plan’s receipt of a request for appeal, unless special circumstances (such as the need to hold a hearing, as determined by the Committee in its sole discretion) require an extension of time for processing, in which case a decision will be rendered as soon as possible but not later than 120 days after receipt of a request for appeal. The Committee shall notify the Claimant prior to the expiration of the initial 60 day period if an extension is required. The notification shall indicate the special circumstances requiring the extension, and the date on which the Committee expects to render the determination on review. If the initial 60 day period is extended due to a Claimant’s failure to submit information necessary to make the benefit determination on review, the period shall be tolled from the date on which the notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.
     Notification of the Committee’s decision on appeal shall be provided to the Claimant in writing. If an adverse determination is made, the notification shall set forth, in a manner calculated to be understood by the Claimant:
          (a)       the specific reasons for the adverse determination,
          (b)       reference to the specific Plan provisions on which the adverse determination is based,
          (c)       a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits, and
          (d)       a statement that the Claimant may bring an action under Section 502(a) of ERISA.
          7.5       Indemnification. The Company shall indemnify each Committee member against any liability or loss sustained by reason of any act or failure to act made in good faith, including, but not limited to, those in reliance on certificates, reports, tables, opinions or other communications from any company or agents chosen by the Committee in good faith. Such indemnification shall include attorneys’ fees and other costs and expenses reasonably incurred in defense of any action brought by reason of any such act or failure to act.
          7.6       Participants Bound. Any action with respect to the Plan taken by the Committee or the Company or the Trustee or any action authorized by or taken at the direction of the Committee, the Company or the Trustees shall be final, binding and conclusive upon all Participants and beneficiaries entitled to benefits under the Plan in the absence of clear and convincing evidence that the Committee, Company or Trustee acted arbitrarily and capriciously.
          7.7       Receipts and Release. Any payment to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company, the Committee and the Trustee under the Plan, and the Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Participant or Beneficiary is determined by the Committee to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Committee may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Committee, the Company or the Trustee to follow the application of such funds.
          7.8       Withholding or Deduction for Taxes. Anything in this Plan to the contrary notwithstanding, all payments or contributions required to be made, and all benefits required to be provided, shall be subject to the withholding of such amounts relating to taxes as the Employer may reasonably determine should be withheld pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Employer may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.
ARTICLE VIII
MISCELLANEOUS
          8.1       Unfunded Plan. The obligations of an Employer under this Plan shall be paid from the general assets of that Employer and not from any particular fund. Participants shall have the status of general unsecured creditors of an Employer and the Plan constitutes a mere promise by that Employer to make benefit payments in the future. It is intended that this Plan shall constitute an “unfunded” plan for tax purposes and an “unfunded” plan for a select group of management or highly compensated employees under ERISA. If an Employer purchases any life insurance policies, or makes any other investments, such policies (and any amounts invested by that Employer therein) and any other investments of that Employer shall be subject to the claims of that Employer’s creditors. The assets of the Trust also shall be subject to the Employer’s creditors in the event of the Employer’s Insolvency, as defined in the Trust Agreement establishing the Trust. Nothing contained in this Plan shall be interpreted to grant to any Participant or Beneficiary, any right, title or interest in any property of an Employer or the Trust.
          8.2       Impact on Other Executive Benefits. This Plan shall not be construed to impact or cause the denial of any benefits to which any Participant may be entitled under any other welfare or benefit plan of the Employer.
          8.3       Governing Law. The Plan shall be construed, administered, and governed in all respects under and by the laws of the state in which the Company maintains its primary place of business.
          8.4       No Assignment. The right to receive payment of any benefits under the Plan shall not be transferred, assigned or pledged, except by Beneficiary designation, by will, under the laws of decent and distribution, or as may be otherwise required by law.
          8.5       Severability. If any provision of this Plan is found, held or deemed to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of the Plan shall continue in full force and effect.

          8.6       Headings and Subheadings. Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.
          8.7       Gender. The masculine, as used herein, shall be deemed to include the feminine and the singular to include plural, except where the context requires a different construction.
          8.8       Amendment and Termination. This Plan may be amended or terminated in any respect at any time by the Compensation Committee of the Board; provided, however, that no amendment or termination of the Plan shall be effective to reduce any benefits that accrue before the adoption of such amendment or termination. If and to the extent permitted without violating the requirements of Section 409A of the Code, the Compensation Committee of the Board may require that the Accounts of all Participants and Beneficiaries (including, without limitation, any remaining benefits payable to Participants or Beneficiaries receiving distributions in installments at the time of the termination) be distributed as soon as practicable after such termination, notwithstanding any elections by Participants or Beneficiaries with regard to the timing or form in which their benefits are to be paid. If and to the extent that the Compensation Committee of the Board does not accelerate the timing of distributions on account of the termination of the Plan pursuant to the preceding sentence, payment of any remaining benefits under the Plan shall be made at the same times and in the same manner as such distributions would have been made based upon the most recent elections made by Participants and Beneficiaries, and the terms of the Plan, as in effect at the time the Plan is terminated.
          8.9       No Employment Contract or Retention Right. This Plan does not constitute a contract of employment or impose on the Employer any obligations to retain the Participant as an employee, to change the status of the Participant’s employment, to change the Employer’s policies regarding termination of employment. A Director’s right, if any, to continue to serve as a director of the Company or any of its Affiliates shall not be enlarged or otherwise affected by his or her designation as a Participant under the Plan.

     IN WITNESS WHEREOF, the Company has caused the Plan to be executed by its duly authorized officer effective as of the 1st day of August, 2007.

PolyMedica Corporation
By:	/s/ Patrick T. Ryan

Name:	Patrick T. Ryan

Title:	Chief Executive Officer